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                            AuctionAnything.com, Inc.
                (Name of Registrant as Specified In Its Charter)

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                            AUCTIONANYTHING.COM, INC.

TO OUR SHAREHOLDERS:

         This information statement is being provided to the shareholders of AuctionAnything.com, Inc. Our Board of Directors has approved and recommended an amendment to our Certificate of Incorporation increasing the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares, and creating a class of Preferred Stock consisting of 1,000,000 shares.

         As a matter of regulatory compliance we are sending you this
Information   Statement   which   describes   the  purpose  and  effect  of  the
aforedescribed amendments.

         Please feel free to call us at 407-481-2140 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in the AuctionAnything.com.

                                                For the Board of Directors of
                                                AUCTIONANYTHING.COM, INC.

                                               /s/ Dr. Wayne Goldstein
                                               ---------------------------------
                                               Dr. Wayne Goldstein, President

                            AUCTIONANYTHING.COM, INC.

                               35 West Pine Street
                                    Suite 211
                             Orlando, Florida 32801

                              INFORMATION STATEMENT

General Information for Stockholders

         This Information Statement is furnished to the holders of Common Stock of AuctionAnything.com, Inc., a Delaware corporation, in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C under the Exchange Act. On May 23, 2001, our Board of Directors approved and recommended that the Certificate of Incorporation be amended in order to increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares and create a class of preferred stock, par value $.001 per share ("Preferred Stock") issuable in such series, and with such designations, rights and preferences as our Board of Directors may determine from time to time in their discretion.

         The proposed amendment to our Certificate of Incorporation will become effective upon the filing with us of the written consent of the holders of not less than a majority in interest of our outstanding Common Stock and the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware and subject to the provisions of the Exchange Act. We anticipate that the filing of the written consent will occur on or about July 9, 2001.

Vote Required

         If the proposed amendment to our Certificate of Incorporation was not adopted by written consent, it would have required to be considered by our shareholders at a special shareholders' meeting convened for the specific purpose of approving the amendment. The elimination of the need for a special meeting of shareholders to approve the amendment is made possible by Section 228 of the Delaware General Corporation Law (the "Delaware Act") which provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a special meeting. The affirmative vote of a majority of our shareholders is necessary to amend the our Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting, we have elected to utilize the written consent of the holders of a majority of our issued and outstanding Common Stock, our only class of voting securities. As discussed hereinafter, our Board of Directors has recommended the amendment to our Certificate of Incorporation in order to permit us to fulfill the terms of the Disease SI


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
Agreement discussed later in this Information Statement, and to provide additional shares of Common Stock and a class of Preferred Stock for future use.

         Dr. Wayne Goldstein and Messrs. Brian S. John, Martin Meads and John Hotaling, officers and/or directors of AuctionAnything.com who own in the aggregate 36,190,832 shares of our Common Stock representing approximately 86.2% of our outstanding Common Stock entitled to vote on the proposal to amend our Certificate of Incorporation have indicated that they intend to give their written consent to the amendment to our Certificate of Incorporation described in this Information Statement. The written consent of such persons to the amendment to our Certificate of Incorporation will become effective upon the filing of their written consents with our Secretary. We anticipate that the filing of such written consents will occur on or before July 9, 2001, following which we will prepare and file a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware effecting the recapitalization described herein. A copy of the proposed Certificate of Amendment to the Certificate of Incorporation is set forth as Exhibit A to this Information Statement. The date on which this Information Statement was first sent to shareholders is on or about June 18, 2001. The record date established by us for purposes of determining the number of outstanding shares of our Common Stock is May 23, 2001 (the "Record Date"). The effective date of the recapitalization of AuctionAnything.com is anticipated to be July 9, 2001.

         Pursuant to Delaware Act, we are required to provide prompt notice of the taking of the corporate action without a meeting to the shareholders of record who have not consented in writing to such action. Inasmuch as we will have provided this Information Statement to our shareholders of record on the Record Date, no additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Act are afforded to our shareholders as a result of the adoption of the Certificate of Amendment to our Certificate of Incorporation.

                                EXECUTIVE OFFICES

         Our principal executive offices are located at 35 West Pine Street, Suite 211, Orlando, Florida 32801. Its telephone number is (407) 481-2140.

                 OUTSTANDING VOTING STOCK OF AUCTIONANYTHING.COM

         On the Record Date there were 41,978,306 shares of Common Stock issued and outstanding. The Common Stock constitutes our sole class of voting securities. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.






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
                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth the Common Stock ownership information as of the Record Date, with respect to (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each director; and
(iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of June 15, 2001 through the conversion or exercise of any security or other right. Unless otherwise indicated, the business address of each person listed is 35 West Pine Street, Suite 211, Orlando, Florida 32801.

                                      Shares Beneficially
Name of                                     Owned
Beneficial Owner                      Number          Percent
--------------------------------------------------------------------------------

Dr. Wayne Goldstein                  12,372,087(1)     29.5%

Brian S. John                         8,837,297(2)     21.1%

Raymond J. Hotaling                   7,921,694        18.9%

Martin M. Meads                       7,059,745        16.8%

All officers and directors
 as a group (four persons)(1)(2)     36,190,823        86.2%


(1) Excludes 22,627,913 shares of our Common Stock which we will issue to Dr. Goldstein following the recapitalization of AuctionAnything.com described in this Information Statement. We are obligated to issue these additional shares to him under the terms of the Disease SI Agreement.

(2) Excludes 16,162,703 shares of our Common Stock which we will issue to Mr. John following the recapitalization of AuctionAnything.com described in this Information Statement. We are obligated to issue these additional shares to him under the terms of the Disease SI Agreement.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Introduction

         Our authorized capitalization as set forth in our Certificate of Incorporation, as previously amended, is 50,000,000 shares of Common Stock.


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
         We propose to increase our authorized capitalization to 100,000,000 shares of Common Stock and to create a class of Preferred Stock, consisting of 1,000,000 shares, which will be issuable in such series, and with such designations, rights and preferences as our Board of Directors may determine from time to time. The par value of the Common Stock will remain at $.001 per share, and the par value of the Preferred Stock be $.001 per share. On May 23, 2001, our Board of Directors adopted a resolution authorizing the increase in the authorized capitalization and to create a class of preferred stock through an amendment to our Certificate of Incorporation as described above.

Reasons for Amendment

         The Board of Directors has recommended the amendment to our Certificate of Incorporation for a number of reasons including, but not limited to, facilitating our ability to effect growth through future acquisitions, capital raising, other business combinations and issuances under our stock option plan.

Acquisition of Disease S.I.

         As previously disclosed in our public filings, our inability to generate positive cash flow forced us to purse all possible financing alternatives, including our sale, a merger or a reverse merger. On May 23, 2001 we executed an Agreement and Plan of Reorganization and Stock Purchase Agreement (the "Disease SI Agreement") with Disease S.I., Inc., a Florida corporation ("Disease SI") and its shareholders Dr. Wayne Goldstein and Mr. Brian S. John. Under the terms of the Disease SI Agreement, we acquired 100% of the issued and outstanding stock of Disease SI in exchange for 60,000,000 shares of our Common Stock. We issued Dr. Goldstein and Mr. John a total of 21,209,384 shares at the closing, and agreed that the balance of 38,790,616 shares will be delivered to them as soon as we amend our Certificate of Incorporation to increase our authorized Common Stock in order to permit such issuance as described herein. Giving effect to the recapitalization, we will have a total of 80,768,922 shares of our Common Stock issued and outstanding, of which 74.3% will be owned by Dr. Goldstein and Mr. John.

         Concurrent with the closing of the Disease SI Agreement, Messrs Martin Meads and John Hotaling, who had been our executive officers, resigned their positions as officers but have remained directors of AuctionAnything.com and officers of North Orlando Sports Promotions, Inc., our wholly-owned subsidiary. Dr. Goldstein and Mr. John were appointed the officers and directors of AuctionAnything.com. The consummation of the transaction with Disease SI has resulted in a change in control of AuctionAnything.com.


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
About Disease SI

         Introduction

         Disease SI is a developmental stage biopharmaceutical/clinical diagnostics company. Disease SI's long-term goal is to become a partially integrated pharmaceutical company with capabilities in research, drug development, clinical investigation, and regulatory affairs. Disease SI is planning to employ a broad array of technologies to detect, identify and quantify substances in blood or other bodily fluids and tissues. The company intends to target and develop proprietary pharmaceutical compounds and new technologies. Its primary goal will be to develop a Transmissible Spongiform Encephalopathy ("TSE") test, useful in the diagnosis of TSE diseases such as scrapie in sheep, Bovine Spongiform Encephalopathy (BSE) in cattle (commonly known as "mad-cow disease"), Chronic Wasting Disease (CWD) in wild deer and elk and Creutzfeldt-Jakob Disease (CJD) in humans. Disease SI believes these test results may be used in the diagnosis, detection, evaluation, monitoring and potential treatment of diseases and other medical conditions.

         Disease SI's overall plan of operation includes:

         * identifying, acquiring and exploiting rights to new technologies and compounds relating to BSE, CJD and other neurological disorders;

         * enhancing the value of those assets through further research and clinical testing;

         * performing clinical studies towards regulatory approval and attempt to market its drugs through licensing agreements with pharmaceutical companies; and

         * working to develop other promising compounds in-house and in collaboration with third parties.

         In its implementation of its plan of operation, Disease SI's principal activities will include:

         *  researching and developing technologies for TSE screening;

         *  conducting clinical studies to validate its TSE screening tests;

         * negotiating licenses for intellectual property of others incorporated into its technologies;


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
         * developing relationships with leaders in the scientific and medical communities;

         * conducting market studies and analyzing potential approaches for commercializing technologies which may develop;

         *  hiring research and clinical personnel;

         *  hiring management and other support personnel; and

         *  raising capital.

         Disease SI' s goal is to eventually offer TSE screening services to establish the market. It will then seek to license its technologies to leading clinical reference laboratories to enable them to develop tests. Disease SI may also choose to package its technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct its tests.

         Currently Disease SI does not maintain any research or laboratory premises, but plans to utilize such facilities on a contractual or collaborative basis at academic and research institutions, as well as contract research organizations. Considering the commercialization infrastructure necessary to effectively market its target drug products, Disease SI will seek joint ventures or collaborations with universities, pharmaceutical companies, both domestically and outside the United States. It will also seek universities as well as corporate partners, who will be responsible for at least part of the clinical development, regulatory approval, manufacturing and marketing of the drug product. Under such an arrangement, Disease SI expects to receive certain up-front and sub-licensing fees, ongoing research contracts, milestone payments, and royalties on drug product sales. Disease SI maintains a website at www.diseasesciences.com.

History of Disease SI

         Disease SI has no operating history and it has not generated any revenues to date. It was incorporated in April 2001 and has conducted limited business operations since inception as a result of its limited cash and assets. We do not expect operating revenue from Disease SI in the foreseeable future. We expect Disease SI to generate losses resulting principally from costs incurred in conjunction with its research and development initiatives. These research and development expenses will include costs related to scientific and laboratory personnel, clinical studies and reagents and supplies used in the development of its technologies. We expect that the cost of its research and development activities will increase substantially as Disease SI continues activities relating to the development of a TSE screening test, and the extension of its technologies to several other forms of TSE. Disease SI is planning clinical studies, the costs of which will be borne by it. We are unable at this time to

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
project the costs of these clinical studies due to the early stage of Disease SI's development. We also expect general and administrative expenses for Disease SI to increase significantly as its hires additional personnel and builds its infrastructure to support future projected growth. These general and administrative expenses are expected to consist primarily of non-research personnel salaries, office expenses and professional fees.

Product Research and Development

         Disease SI intends to conduct extensive product research and development activities, and these research and development activities are expected to play a major role in its projected future growth. In conjunction with the implementation of its plan of operation, Disease SI will hire and establish research teams. These research teams will attempt to develop new technology and new applications for existing technology. In its development and testing, Disease SI also intends to consult with scientific and medical professionals at universities, hospitals and medical schools. Despite the fact that there can be no assurance that the technologies and/or pharmaceutical compounds that Disease SI may develop will ultimately prove to be profitable, we anticipate that we will spend the necessary capital on research and development in the foreseeable future in order to enhance pharmaceutical properties, and to develop new potential products. We are unable at this time to estimate the total amount which will be spent on research and development by Disease SI.

About Prions And Prion Diseases

         Prions (pronounced "pree-ons") are infectious proteins that are the causative agents of spongiform encephalopathies. Prions consist of a single molecule containing about 250 amino acids termed the PrP protein. Prions are unique in that they that break many rules of biology. Most life forms such as viruses, bacteria, plants and humans pass down their blueprints for all their progeny via their deoxyribonucleic acid (DNA). Generally, in nature the process for converting the blueprints into building blocks must involve replication of DNA, transcription of the message into ribonucleic acid (RNA) and translation of the RNA's message to form proteins, the building blocks of cells, tissues, organs and whole organisms. Prions differ in that they contain no DNA or RNA. With prions, we have life forms where abnormal proteins direct the refolding of normal proteins just by direct contact. The difference between the normal and abnormal proteins does not lie in their primary structure (the sequence of their amino acids), but rather in their folding. Prion infected proteins are folded into abnormal shapes in a way that allows them to resist normal protease degradation which over time leads to the build up of aggregates of the abnormal protein, especially in neurons in the brain.

         Prions are also unique in that are not destroyed by the usual means to kill infectious agents. They are resistant to boiling at temperatures as high as 250 degrees Celsius (over 400 degrees Fahrenheit). They are also resistant to

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ionizing radiation. Additionally, prion related diseases are also extremely difficult to diagnose. Currently, there is no blood test for TSE, and infected animals do not mount any immune response to the infection and signs of diseases like BSE, are often only possible to diagnose at autopsy.

         Prion diseases are progressive degenerative disorders of the central nervous system. In cattle, the latency (incubation period) for mad cow disease is roughly five years, meaning that cows have the disease for five years before symptoms begin to appear. No one knows the latency period for CJD in humans, but it is estimated at 10 years. Because of this uncertainty, as was with AIDS, no one is sure how many people in England already have contracted the disease but are not yet showing symptoms.

History Of Transmissible Spongiform Encephalopathies (TSE) and Scrapie

         The history of Transmissible Spongiform Encephalopies (TSE) can be traced back to England in the mid-1700s in the form of a disorder called "scrapie" found mostly in sheep and goats. Originally thought to be a genetic disease, scrapie was believed to be inherent in poorly breed animals. This belief continued through the 1930s when French researchers proved that it was not transferred genetically, but in fact was infectious. American scientists later discovered that they were able to transmit scrapie from sheep to cows by injecting infectious material into their brains.

         In England, at times scrapie had become quite prevalent. Over the past couple of centuries it was believed that at one time or another as many as one-third of British sheep had been infected with the disease. The disease secured its first known foothold in the United States in 1947, when an outbreak, traced to an import of purebred Suffolk sheep, was reported in Michigan. In 1952, when scrapie outbreaks were reported in California and Ohio, the United States Department of Agriculture (USDA) launched the first of two eradication programs, requiring the slaughter of entire herds infected with even a single case of scrapie. Farmers and sheep herders concerned with protecting their financial interests became reluctant to report suspected cases, and scrapie was "driven underground." From the mid-1950s through the mid-1970s a few flocks yearly in the U.S. were reported infected, numbers that the USDA felt were too small to be credible. To combat scrapie secrecy, in 1978 the USDA instituted the Scrapie-Eradication Program, a program of reimbursing farmers two thirds of the appraised value, up to $300 per animal, of the sheep sacrificed in their entire flocks suspected of carrying scrapie. In 1983 it was decided that the revised USDA policy for farmers would be to kill (and would be reimbursed for) only infected sheep and their immediate relatives not their entire flocks. Upon revision of the USDA policy, reports of scrapie increased. In 1992, for a combination of scientific and budgetary reasons, the Scrapie-Eradication Program was dismantled. In 1992, farmers were given six months to report sick sheep for reimbursement, and then the program officially closed. In the U.S. today, a voluntary system is in place under which farmers can apply to have their sheep certified "scrapie-free".

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         Scrapie is important because it is believed that it is the origin of
Bovine Spongiform Encephalopathy (BSE), or mad-cow disease. It is widely believed that scrapie jumped species when farmers began feeding infected sheep to cattle as a means of providing the cattle with a cheap form of protein.

Bovine Spongiform Encephalopathy (BSE)

         Bovine Spongiform Encephalopathy (BSE), a prion disease also known as mad-cow disease, is a progressive, lethal central nervous system disease which targets cattle. BSE is characterized by the appearance of vacuoles, or clear holes, in neurons in the brains of affected cattle that give the brain the appearance of a sponge or spongiform. BSE was initially recognized in cattle in the United Kingdom in 1986. After its discovery, research led scientists to the conclusion that the bovine agent had originated from a scrapie agent, which has been present within sheep in the United Kingdom for over 200 years. It is presumed that the scrapie agent jumped species and moved into cattle when sheep offal (the leftover parts of butchered animals) were ground down and included as a protein supplement in cattle feed. As cattle that had ingested the diseased scrapie began to die, cattle carcasses and offal were then themselves ground down and used as a protein supplement for future cattle feed. In essence, the epidemic of mad-cow disease was caused by an innovation of feeding dead cows to live cows. Cows and sheep are, by nature, herbivores (vegetarians). Further research has concluded that mad-cow disease was transmitted through such feed, and especially through certain tissues of the offal including the brain, spinal cord, eyes, spleen and certain nerve tissues.

         BSE in cattle in Europe had reached epidemic proportions by 1992 more than 1,000 cases were being reported. Between 1987 and 2000 over 180,000 cattle were identified as having BSE with countries including UK, Ireland, Portugal, France and Switzerland.

Chronic Wasting Disease (CWD)

         Chronic wasting disease, another TSE, was diagnosed more than a decade ago in mule deer and elk in Colorado and Wyoming. Since 1981, CWD has been spreading slowly among wild deer and elk herds in the Rocky Mountains, and now afflicts between 4% and 8% of 62,000 deer in the region between Fort Collins, Colorado and Cheyenne, Wyoming.

         During 1999, CWD erupted among a herd of elk on a farm near Philipsburg, Montana which raised elk commercially. A few of the elk which had been shipped by the farm to other destinations in the United States were subsequently discovered to be infected with CWD. Montana health authorities

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slaughtered 81 elk on the farm, and initially announced plans to incinerate the carcasses. Upon determination that incineration would be too expensive, the animals, together with the equipment used to feed, water and care for the animals, were buried at a landfill. Montana authorities announced that the fence line at the elk farm would be decontaminated, but they did not say what procedure they would use, nor did they announce what would become of the contaminated land. The disease agent that causes CWD - a prion protein - is very hardy and resists destruction by traditional sterilization techniques like alcohol and heat.

         In northeastern Colorado and southeastern Wyoming, state officials are urging hunters to protect themselves when dressing wild deer and elk which they have shot. Hunters should wear rubber gloves, minimize contact with brain and spinal cord tissues, discard the brain, spinal cord, eyes, spleen and lymph nodes and refrain from eating any of these organs. Although there is no evidence that CWD can cross over from deer and elk to humans, because there was previously no firm evidence that mad cow disease could afflict humans until 1999, wildlife officials in the Rocky Mountains states believe caution is warranted.

Creutzfeldt-Jakob Disease (CJD)

         BSE in humans is referred to Creutzfeldt-Jakob Disease. In its natural form, CJD was first described in the 1920s by German physicians Has Gerhard Creutzfeldt and Alfons Jakob. Symptoms vary, but may include loss of coordination, personality changes, mania and dementia. In the United States approximately 250 cases are diagnosed each year. Confirming a diagnosis of CJD has historically been difficult as traditional laboratory tests have been ineffective in detecting CJD. The disease does not induce a fever or other systemic manifestations. Accordingly, a definitive diagnosis of CJD has traditionally required a brain biopsy or autopsy which can detect the characteristic changes in the brain tissue caused by the disease. Moreover, a brain biopsy may sometimes produce a false-negative result if the biopsied area was unaffected by the disease. The difficulties involved in diagnosing CJD may have prevented the identification of the disease in some cases. Because brain biopsy for diagnosing CJD is invasive, costly and risky, it is often not performed. Additionally, some physicians may not consider the possibility of a CJD diagnosis since the disease is deemed to be rare and the clinical symptoms of CJD can often be attributed to other ailments. Consequently, CJD may be mistaken for a variety of psychological illnesses and other neurological disorders including Alzheimer's disease, Huntington's Disease and vascular irregularities. The extent to which such misdiagnosis may have occurred is presently unknown. Currently, fewer than 10% of all deaths are investigated with an autopsy, and even a smaller percentage of victims of dementia. The disease is inevitably fatal as at the present time there is no known effective treatment or cure for CJD.

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
The Disease SI Solution

         Many non-invasive TSE screening methods are not effective early detection methods. Disease SI intends to develop screening tests that it believes will allow for the direct early detection of several types of TSE diseases. The first application of its technologies will be to undertake TSE screening. Disease SI believes veterinarians will order tests to screen for the presence of TSE every one to two years. Through regular screening, Disease SI believes that tests using its developed technology will enable the detection of TSE earlier, so that the animals may be properly destroyed and avoid these diseased animals from entering the food chain.

         Disease SI believes TSE screening tests using its technologies could become a widely accepted and regularly used screening tool as a result of certain features and benefits including earlier detection, higher sensitivity, higher compliance and scalability.

         Disease SI's goal is to become a contender in the early detection of TSE. The key components of its strategy include:

         - Developing TSE screening technologies. Disease SI selected TSE as the first technology because the target market is large and not well served. Once developed, Disease SI intends to license its proprietary technologies and sell reagents to leading clinical reference laboratories to enable them to develop tests. Disease SI may also package its technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct its tests.

         - Extend its screening technologies to other neurological disorders. Disease SI believes that its current technologies will be applicable to the early detection of several other types of neurological disorders. Disease SI also believes that certain of its technologies allow for the early detection of without knowledge of the precise basis of the disorder. As a result, it may be able to develop tests for disorders before the basis of such disorders is discovered.

Government Regulation

         Disease SI will be subject to extensive regulation by the United States Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act, as well as regulations governing the development, marketing, labeling, promotion, manufacturing and export of its products.

         Generally medical devices, a category that will include Disease SI's to-be-developed products, require FDA approval or clearance before they may be marketed. The FDA has not, however, actively regulated laboratory tests that have been developed and used by the laboratory conducting the tests. The FDA does regulate the sale of reagents used in laboratory tests. The FDA refers to the reagents used in these tests as analyte specific reagents. Analyte specific reagents react with a biological substance to identify a specific DNA sequence

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
or protein and generally do not require FDA approval or clearance if they are used in-house laboratories or are sold to clinical laboratories certified by the government to perform high complexity testing and are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to analyte specific reagents such those to be developed by Disease SI. Laboratories also are subject to restrictions on the labeling and marketing of tests that have been developed using analyte specific reagents. The analyte specific reagent regulatory category is relatively new and its boundaries are not well defined, and there has been some discussion within the government of changing the analyte specific reagent regulation, although it is not certain whether any such changes would affect Disease SI plan of operation. In the event Disease SI is successful in implementing its plan of operation, Disease SI believes that its in-house testing and the analyte specific reagents that it intends to sell to leading clinical reference laboratories will not require FDA approval or clearance. Disease SI cannot be sure, however, that the FDA will not assert that its tests or one or more of its reagents require premarket approval or clearance. In addition, Disease SI cannot be sure that the FDA will not treat the licensing of its intellectual property as labeling that would subject the reagent to premarket approval or clearance and other FDA regulation. In addition, Disease SI cannot be sure that the FDA will not change its position in ways that could negatively affect its operations.

         Any diagnostic test kits that Disease SI may sell would require FDA approval or clearance before they could be marketed. There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and demonstrates to the FDA's satisfaction that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise different questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies. Marketing may commence when FDA issues a clearance letter.

         If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA's quality system regulations.

         Assuming that Disease SI is successful in implementing its business plan, Disease SI believes that most, if not all, of the products which it anticipates it will develop and sell in diagnostic test kit form will require PMA approval. The PMA process is lengthy and costly, and Disease SI cannot be sure that the FDA will approve PMAs for its products in a timely fashion, if at all. FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals. Even if Disease SI were able to gain approval of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional approvals.

         Regardless of whether a medical device requires FDA approval or clearance, a number of other FDA requirements apply to its manufacturer and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. Manufacturers must comply with the FDA's quality system regulation which establishes extensive requirements for quality control and manufacturing procedures. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

         Disease SI will also be subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. The federal Clinical Laboratory Improvement Act and laws of certain other states, impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and the possible sanctions for failing to comply with applicable requirements. Sanctions available under the Clinical Laboratory Improvement Act include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money penalties. If Disease SI should fail to meet the requirements of the Clinical Laboratory Improvement Act or state law, it could cause it to incur significant expense.

         Any failure by Disease SI to comply with these laws, rules and regulations could lead to stringent sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

Competition and General Business Risks

         The clinical laboratory business is intensely competitive and Disease SI believes that consolidation will continue in the clinical laboratory testing business. Competitors in this segment range in size from small private companies to large multinational corporations. Disease SI will seek to compete only in very specific market niches and will not attempt to pursue the most competitive general diagnostics markets. Disease SI believes, although there are no assurances, that it will be able to compete based on its technological ability to provide customers with very specific tests. Competitors will include Abbot Laboratories, bioMerieux, Inc., Roche Diagnostics, BioChem Pharma, Inova, diaSorin, Bayer, Bio-Rad, Paradigm and Medical Analysis Systems. In the intense competitive environment that is the pharmaceutical industry, those companies that complete clinical trials, obtain regulatory approval and commercialize their drug products first will enjoy competitive advantages.

         To Disease SI's knowledge, none of the large or diagnostics companies are developing tests to conduct blood, urine or feces-based TSE testing; however, companies may be working on such tests that have not yet been announced. In addition, other companies may succeed in developing or improving technologies and marketing products and services that are more effective or commercially attractive than those which may be developed or offered by Disease SI. Most of these companies may be larger than Disease SI and will be able to commit significantly greater financial and other resources to all aspects of their business, including research and development, marketing, sales and distribution.

         Disease SI's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. Disease SI will encounter various risks in implementing and executing its business strategy and we can provide no assurance that it will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business. Our current cash forecast indicates that there will be negative cash flow from our operations for the foreseeable future.

Employees

         As of April 30, 2001, Disease SI employed a total of three employees, all of whom work full-time. Disease SI has no collective bargaining agreements with any unions and believes that the overall relations with its employees are excellent.

Management

         Dr. Wayne Goldstein,  Mr. Brian S. John and Dr. Bryant  Villeponteau
have   recently    been    appointed   as   directors    and/or    officers   of
AuctionAnything.com.

         Dr. Wayne Goldstein, age 34, has been our Chief Executive Officer and a director since May 23, 2001, and is the President and co-founder of Disease SI. Prior to founding Disease S.I. in April 2001, Dr. Goldstein was an asset manager for Rockledge Capital Management from January 2000 until December 2000. From March 1999 until February 2000, he was a professional medical representative for Cytyc Corporation (Nasdaq: CYTC), a publicly-held company that designs, develops, manufactures and markets sample preparation systems for medical diagnostics. His responsibilities at Cytyc Corporation included consulting with obstetricians and gynecologists on implementing new technology into their practices. From March 1999 until December 1999, he was a sales representative with Ventiv Health. From July 1994 until December 1999, he had a podiatry practice in South Florida, where his responsibilities included managing a podiatric office consisting of two doctors and three skilled assistants, as well as treating patients. Dr. Goldstein received a B.S. in Psychology/Pre-Medicine from the University of Maryland in 1988 and a Doctorate of Podiatric Medicine
(DPM) from the Temple School of Medicine in 1992. Dr. Goldstein did his residency at Frankford Hospital in Philadelphia, Pennsylvania from 1992 until1994.

         Brian S. John, age 33, has been our Vice President and director since May 23, 2001. Prior to co-founding Disease S.I. in April 2001, from March 1998 until December 2000, Mr. John was President of International Internet's CigarCigar.com / StogiesOnline.com division. From December 1997 until March 1998, he was a stock broker with GKN Securities Corp. and from December 1997 until December 1997, he was a stock broker with Stratton Oakmont, Inc., holding both a Series 7 and a Series 63 license at each firm. From May 1991 until April 1996, Mr. John served as Northeast Area Sales Director for Dine-A-Mate, Inc., an entertainment and dining guide that was later acquired by CUC International. Mr. John received a Bachelor of Arts degree from Kutztown State University in 1991.

         Bryant Villeponteau Ph.D., age 56, has been our Chief Scientific Officer since June 2001. He brings eighteen years of administration and scientific experience to Disease S.I. Dr. Villeponteau holds B.A. in Economics, an M.S. in Biostatistics, and a Ph.D. in Molecular Biology, all from UCLA. From 1982 to 1986, Dr. Villeponteau was Assistant Research Chemist in the Department of Chemistry and Biochemistry at UCLA, and from 1986 to 1992 was Assistant Professor of Biological Chemistry at the University of Michigan Institute of Gerontology. During this period, Dr. Villeponteau was one of the first scientists to clone a human aging-related gene. From 1996 until June 1997, Dr. Villeponteau was with Geron Corporation, a start-up biotech company focused on age-related diseases, where he developed a patented technique for cataloging gene expression changes with aging. In 1994, Dr. Villeponteau was the lead inventor in cloning and characterizing the RNA component of human telomerase and, along with three other colleagues, won the 1996 Distinguished Inventor Award for this seminal discovery. Dr. Villeponteau was then made the Program Director for Telomerase Therapy and led a multi-disciplinary team of 25 scientists for several years. Dr. Villeponteau later served as the head of Geron's Molecular Discovery Department before joining Health Span Sciences, Inc. in June 1997 where he initially served as Vice President of Research, heading up the research department. From March 1998 to June 2000, Dr. Villeponteau served as President, a directors and Chief Executive Office of Health Span Sciences, Inc., and from June 2000 until the present, he has served as President, a director and Chief Scientific Officer of Health Span Sciences, Inc. Since September 1996 Dr. Villeponteau has been a member of the editorial board of the Journal of Anti-aging Medicine.


Implementation of Amendment

         The increase in the authorized capitalization will be formally implemented by deleting in its entirety the present fourth paragraph of the Company's Certificate of Incorporation and replacing it with the following:

                  "FOURTH: The total number of shares of stock which the corporation shall have authorized to issue is two hundred and one million (101,000,000), of which are to be divided into two classes as follows:

                  100,000,000 shares of common stock with a par value $.001 per share, and 1,000,000 shares of preferred stock with a par value of $.001 per share.


                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Paragraph 4, to provide for the issuance of the shares of Preferred Stock to series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                The number of shares constituting the series and the distinctive designation of the series;

                The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;

                Whether the series will have voting rights, and, if so, the terms of the voting rights;

                Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

                Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of the redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

                The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights or priority, if any payment of shares of the series; and

                Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series."

         This Certificate of Amendment to our Certificate of Incorporation will be effective upon its filing with the Secretary of State of Delaware.

Immediately upon such filing, we will issue the remaining 38,790,696 shares of our Common Stock we are obligated to issued to Dr. Goldstein and Mr. John under the terms of the Disease SI Agreement.

                                                  BY ORDER OF THE
                                                  BOARD OF DIRECTORS

                                                  /s/ Dr. Wayne Goldstein
                                                  ------------------------------
                                                  Dr. Wayne Goldstein, President

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                            AUCTIONANYTHING.COM, INC.


         AuctionAnything.com, Inc., a corporation organized and existing under the Delaware Business Corporation Laws (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the fourth paragraph of the Corporation's Certificate of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

                  "FOURTH: The total number of shares of stock which the corporation shall have authorized to issue is two hundred and one million (101,000,000), of which are to be divided into two classes as follows:

                  100,000,000 shares of common stock with a par value $.001 per share, and 1,000,000 shares of preferred stock with a par value of $.001 per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Paragraph 4, to provide for the issuance of the shares of Preferred Stock to series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                  The number of shares constituting the series and the distinctive designation of the series;

                  The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;

                  Whether the series will have voting rights, and, if so, the terms of the voting rights;

                  Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

                  Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of the redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

                  The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights or priority, if any payment of shares of the series; and

                  Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series."

         The foregoing Certificate of Amendment to the Certificate of Incorporation was adopted by the Board of Directors of the Corporation acting by written consent dated May 23, 2001, and by the holders of a majority of its issued and outstanding Common Stock by written consents of such shareholders effective July , 2001. Therefore, the number of votes cast was sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer.

         Signed,  this ____ day of July, 2001.


                                                 -----------------------
                                                             , President


                                      A-2